Exhibit 23.1

     The Board of Directors
     Wipro Limited
     Doddakanelli
     Sarjapur Road
     Bangalore
     Karnataka 560035
     India

     Dear Sirs

     We consent to incorporation by reference in the registration statement (Nos. 333-111164 and 333-123043) on Form S-8 of Wipro Limited and subsidiaries of our report dated April 22, 2005, relating to the consolidated balance sheets of Wipro Limited and subsidiaries as of March 31, 2005, and 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2005, which report appears in the annual report on Form 20-F of Wipro Limited and subsidiaries.

     Yours faithfully,
     KPMG
     Bangalore, India
     June 13, 2005